Exhibit 5.1

Opinion of Andrew J. Graf

June 8, 2006

Viewpoint Corporation

498 Seventh Avenue, Suite 1810

New York, New York 10018

Ladies and Gentlemen:

I have acted as your counsel in connection with the filing of the registration statement on Form S-3 filed by you with the Securities and Exchange Commission on February 14, 2006, as amended (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of shares of your common stock, par value $0.001 per share (the “Shares”), of which (i) 1,265,000 shares (the “Warrant Shares”) are issuable by you upon exercise of the common stock purchase warrants (the “Warrants”) and (ii) 5,100,000 shares (the “Private Placement Shares”) are outstanding, to be offered and sold from time to time by the selling stockholders identified in the Registration Statement.

I have examined such documents as I have considered necessary and appropriate for the purposes of the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon representations and warranties made in or pursuant to the relevant documents and certificates of officers of the Company and governmental officials.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that (i) the Private Placement Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares issuable upon exercise of the Warrants, upon issuance, delivery and payment therefore in accordance with the terms of the Warrants and when offered and sold in the manner referred to in the Registration Statement will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the Federal laws of the United States of America and the General Corporation Law of the State of Delaware (including any statutory provisions and all applicable provisions of the Delaware Constitution and any reported judicial decisions interpreting these laws), and I do not express any opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to my name therein, without thereby admitting that I am an “expert” under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder for the purposes of any part of the Registration Statement and any Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Andrew J. Graf